                         HARRAH'S ENTERTAINMENT, INC.
                         CONSOLIDATED BALANCE SHEETS
                     (In thousands, except share amounts)


                                                                                                   DECEMBER 31,
                                                                                       -------------------------------
                                                                                              2001                2000
                                                                                       -----------         -----------
ASSETS
Current assets
   Cash and cash equivalents                                                           $   361,470         $   299,202
   Receivables, less allowance for doubtful accounts of $61,150 and $49,357                110,781             122,050
   Deferred income taxes (Note 9)                                                           45,319              35,126
   Income tax refunds receivable                                                            28,326              56,132
   Prepayments and other                                                                    48,927              48,107
   Inventories                                                                              22,875              22,816
                                                                                       -----------         -----------
      Total current assets                                                                 617,698             583,433
                                                                                       -----------         -----------
Land, buildings, riverboats and equipment
   Land and land improvements                                                              766,401             705,393
   Buildings, riverboats and improvements                                                3,200,493           2,652,867
   Furniture, fixtures and equipment                                                     1,208,706             974,233
   Construction in progress                                                                164,294             248,760
                                                                                       -----------         -----------
                                                                                         5,339,894           4,581,253
   Less: accumulated depreciation                                                       (1,280,564)         (1,084,884)
                                                                                       -----------         -----------
                                                                                         4,059,330           3,496,369
Goodwill, net of accumulated amortization of $92,046 and $72,465 (Note 2)                  947,678             685,393
Investments in and advances to nonconsolidated affiliates (Note 15)                         79,464              86,681
Deferred costs, trademarks and other (Note 4)                                              424,412             314,209
                                                                                       -----------         -----------
                                                                                       $ 6,128,582         $ 5,166,085
                                                                                       ===========         ===========

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
   Accounts payable                                                                    $   123,428         $    89,051
   Accrued expenses (Note 4)                                                               412,897             343,524
   Short-term debt (Note 5)                                                                 31,000             215,000
   Current portion of long-term debt (Note 5)                                                1,583             130,928
                                                                                       -----------         -----------
       Total current liabilities                                                           568,908             778,503
Long-term debt (Note 5)                                                                  3,719,443           2,835,846
Deferred credits and other                                                                 173,677             177,654
Deferred income taxes (Note 9)                                                             261,119              85,650
                                                                                       -----------         -----------
                                                                                         4,723,147           3,877,653
                                                                                       -----------         -----------
Minority interests                                                                          31,322              18,714
                                                                                       -----------         -----------
Commitments and contingencies (Notes 2, 6 and 12 through 16)

Stockholders' equity (Notes 3, 14 and 15)
   Common stock, $0.10 par value, authorized-360,000,000 shares, outstanding-112,322,143 and 115,952,394 shares (net of 28,977,890 and
       22,030,805 shares held in treasury)                                                  11,232              11,595
   Capital surplus                                                                       1,143,125           1,075,313
   Retained earnings                                                                       248,098             224,251
   Accumulated other comprehensive loss                                                     (1,449)             (1,036)
   Deferred compensation related to restricted stock                                       (26,893)            (40,405)
                                                                                       -----------         -----------
                                                                                         1,374,113           1,269,718
                                                                                       -----------         -----------
                                                                                       $ 6,128,582         $ 5,166,085
                                                                                       ===========         ===========

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED BALANCE SHEETS.

                         HARRAH'S ENTERTAINMENT, INC.
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                    (In thousands, except per share amounts)


                                                                                              YEAR ENDED DECEMBER 31,
                                                                                -----------------------------------------------
                                                                                       2001              2000              1999
                                                                                -----------       -----------       -----------
Revenues
   Casino                                                                       $ 3,235,761       $ 2,852,048       $ 2,424,237
   Food and beverage                                                                532,115           480,757           429,684
   Rooms                                                                            301,846           270,313           253,629
   Management fees                                                                   64,842            66,398            75,890
   Other                                                                            140,234           142,072           127,527
   Less: casino promotional allowances                                             (565,758)         (481,792)         (416,842)
                                                                                -----------       -----------        ----------
        Total revenues                                                            3,709,040         3,329,796         2,894,125
                                                                                -----------       -----------        ----------
Operating expenses
   Direct
     Casino                                                                       1,528,106         1,354,268         1,124,254
     Food and beverage                                                              234,938           228,002           218,580
     Rooms                                                                           78,085            67,800            66,818
   Depreciation and amortization                                                    285,773           236,082           193,599
   Write-downs, reserves and recoveries (Note 7):
     Reserves for New Orleans casino                                                  2,322           220,000                --
     Other                                                                           20,176             6,106             2,235
   Project opening costs                                                             13,136             8,258             2,276
   Corporate expense                                                                 52,746            50,472            42,748
   Headquarters relocation and reorganization costs (Note 8)                             --             2,983            10,274
   Equity in (income) losses of nonconsolidated affiliates (Note 15)                   (148)           57,935            43,467
   Venture restructuring costs                                                        2,524               400              (322)
   Amortization of intangible assets                                                 25,288            21,540            17,617
   Other                                                                            885,129           793,212           691,542
                                                                                -----------       -----------       -----------
        Total operating expenses                                                  3,128,075         3,047,058         2,413,088
                                                                                -----------       -----------       -----------
Income from operations                                                              580,965           282,738           481,037
Interest expense, net of interest capitalized (Note 1)                             (255,801)         (227,139)         (193,407)
(Losses) gains on interests in nonconsolidated affiliates (Note 15)                  (5,040)          (41,626)           59,824
Other income, including interest income                                              28,219             3,866            12,129
                                                                                -----------       -----------       -----------
Income before income taxes and minority interests                                   348,343            17,839           359,583
Provision for income taxes (Note 9)                                                (126,737)          (15,415)         (128,914)
Minority interests                                                                  (12,616)          (13,768)          (11,166)
                                                                                -----------       -----------       -----------
Income (loss) before extraordinary losses                                           208,990           (11,344)          219,503
Extraordinary losses, net of tax benefit of $13, $388 and $5,990 (Note 10)              (23)             (716)          (11,033)
                                                                                -----------       -----------       -----------
Net income (loss)                                                               $   208,967       $   (12,060)      $   208,470
                                                                                ===========       ===========       ===========
Earnings (loss) per share-basic
  Before extraordinary losses                                                   $      1.84       $     (0.09)      $      1.74
  Extraordinary losses, net                                                              --             (0.01)            (0.09)
                                                                                -----------       -----------       -----------
          Net income (loss)                                                     $      1.84       $     (0.10)      $      1.65
                                                                                ===========       ===========       ===========
Earnings (loss) per share-diluted
  Before extraordinary losses                                                   $      1.81       $     (0.09)      $      1.71
  Extraordinary losses, net                                                              --             (0.01)            (0.09)
                                                                                -----------       -----------       -----------
          Net income (loss)                                                     $      1.81       $     (0.10)      $      1.62
                                                                                ===========       ===========       ===========
Weighted average common shares outstanding                                          113,540           117,190           126,072
Dilutive effect of stock compensation programs                                        2,168                --             2,676
                                                                                -----------       -----------        ----------
Weighted average common and common equivalent shares outstanding                    115,708           117,190           128,748
                                                                                ===========       ===========        ==========

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                         HARRAH'S ENTERTAINMENT, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY AND COMPREHENSIVE INCOME (LOSS)
                              (NOTES 3, 14 AND 15)
                                 (In thousands)

                                                                                                   DEFERRED
                                             COMMON STOCK                          ACCUMULATED COMPENSATION
                                         ------------------                              OTHER   RELATED TO
                                          SHARES              CAPITAL  RETAINED  COMPREHENSIVE   RESTRICTED           COMPREHENSIVE
                                       OUTSTANDING  AMOUNT    SURPLUS  EARNINGS  INCOME (LOSS)        STOCK   TOTAL   INCOME (LOSS)
                                       ----------- -------- --------- ---------- ------------- ------------ --------- -------------
Balance-December 31, 1998                102,188   $10,219  $ 407,691 $  451,410   $  6,567    $  (24,480)  $ 851,407
  Net income                                  --        --         --    208,470         --            --     208,470    $ 208,470
  Unrealized gain on available-for-
   sale securities, less deferred tax
   provision of $2,118                        --        --         --         --      3,606            --       3,606        3,606
  Realization of gain due to sale
   of equity interest in
   nonconsolidated affiliate, net of
   tax provision of $6,031                    --        --         --         --    (10,269)           --     (10,269)     (10,269)
  Foreign currency adjustment                 --        --         --         --       (397)           --        (397)        (397)
  Treasury stock purchases                (6,108)     (611)        --   (147,341)        --            --    (147,952)
  Net shares issued in acquisition
   of Rio and minority interest in
   subsidiary                             25,392     2,539    529,492         --         --            --     532,031
  Net shares issued under incentive
   compensation plans, including
   income tax benefit of $2,625            2,908       291     50,139         --         --        (1,049)     49,381
                                                                                                                         ---------
       1999 Comprehensive Income              --        --         --         --         --            --          --    $ 201,410
                                        --------   -------  --------- ----------  ---------    -----------  ---------    =========
Balance-December 31, 1999                124,380    12,438    987,322    512,539       (493)      (25,529)  1,486,277
  Net loss                                    --        --         --    (12,060)        --            --     (12,060)   $ (12,060)
  Unrealized loss on available-for-
   sale securities, less deferred
   tax benefit of $505                        --        --         --         --       (824)           --        (824)        (824)
  Realization of loss due to sale of
   equity interest in foreign subsidiary,
   net of tax benefit of $148                 --        --         --         --        191            --         191          191
  Foreign currency adjustment                 --        --         --         --         90                        90           90
  Treasury stock purchases               (12,397)   (1,240)        --   (276,367)        --            --    (277,607)
  Net shares issued under incentive
   compensation plans, including income
   tax benefit of $15,739                  3,969       397     87,991        139         --       (14,876)     73,651
                                                                                                                         ---------
       2000 Comprehensive Loss                --        --         --         --         --            --          --    $ (12,603)
                                        --------   ------- ---------- ----------  ---------    ----------  ----------    =========
Balance-December 31, 2000                115,952    11,595  1,075,313    224,251     (1,036)      (40,405)  1,269,718
  Net income                                  --        --         --    208,967         --            --     208,967    $ 208,967
  Unrealized gain on available-for-sale
   securities, less deferred tax
   provision of $772                          --        --         --         --      1,289            --       1,289        1,289
  Realization of gain on available-for-
   sale securities, net of tax
   provision of $123                          --        --         --         --       (226)           --        (226)        (226)
  Other                                       --        --         --         --     (1,476)           --      (1,476)      (1,476)
  Treasury stock purchases                (6,618)     (662)        --   (185,120)        --            --    (185,782)
  Net shares issued under incentive
   compensation plans, including income
   tax benefit of $18,013                  2,988       299     67,812         --         --        13,512      81,623
                                                                                                                         ---------
       2001 Comprehensive Income              --        --         --         --         --            --          --    $ 208,554
                                        --------   ------- ---------- ----------  ---------    ----------  ----------    =========
Balance-December 31, 2001                112,322   $11,232 $1,143,125  $ 248,098   $ (1,449)   $  (26,893) $1,374,113
                                        ========   ======= ========== ==========  =========    ==========  ==========


THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                         HARRAH'S ENTERTAINMENT, INC.
                    CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (NOTE 11)
                            (In thousands)


                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                       -----------------------------------------
                                                                                              2001           2000           1999
                                                                                       -----------    -----------    -----------
Cash flows from operating activities
   Net income (loss)                                                                   $   208,967    $   (12,060)   $   208,470
   Adjustments to reconcile net income (loss) to cash flows from operating activities
      Extraordinary losses, before income taxes                                                 36          1,104         17,023
      Depreciation and amortization                                                        332,672        282,110        218,299
      Write-downs, reserves and recoveries                                                  22,498        226,106          1,570
      Deferred income taxes                                                                102,476       (118,125)        34,052
      Other noncash items                                                                   46,337        133,841         52,924
      Minority interests' share of net income                                               12,616         13,768         11,166
      Equity in (income) losses of nonconsolidated affiliates                                 (148)        57,935         43,467
      Realized losses (gains) from interests in nonconsolidated affiliates                   5,040         41,626        (59,824)
      Net losses (gains) from asset sales                                                  (18,503)         1,213            878
      Net change in long-term accounts                                                     (22,063)       (44,772)        32,213
      Net change in working capital accounts                                                83,924        (35,178)       (70,161)
                                                                                       -----------    -----------    -----------
         Cash flows provided by operating activities                                       773,852        547,568        490,077
                                                                                       -----------    -----------    -----------
Cash flows from investing activities
   Land, buildings, riverboats and equipment additions                                    (529,822)      (421,381)      (340,468)
   Payments for businesses acquired, net of cash acquired                                 (270,798)      (260,185)            --
   Investments in and advances to nonconsolidated affiliates                                (5,735)      (314,921)       (70,181)
   Proceeds from other asset sales                                                          28,933         86,664         26,359
   Decrease (increase) in construction payables                                              5,780         (1,703)         1,871
   Sale of marketable equity securities for defeasance of debt                               2,182         58,091             --
   Proceeds from sales of interests in subsidiaries                                          1,883        131,475        172,576
   Collection of notes receivable                                                               --         14,285         13,618
   Purchase of minority interest in subsidiary                                              (8,512)            --        (26,000)
   Cash acquired in acquisitions                                                                --             --         50,226
   Other                                                                                   (14,920)       (11,907)       (12,365)
                                                                                       -----------    -----------    -----------
      Cash flows used in investing activities                                             (791,009)      (719,582)      (184,364)
                                                                                       -----------    -----------    -----------
Cash flows from financing activities
   Proceeds from issuance of senior notes, net of discount and
      issue costs of $15,328 for 2001 and $5,980 for 1999                                  984,672             --        494,020
   Proceeds from exercises of stock options                                                 55,303         45,150         24,329
   Early extinguishments of debt                                                          (344,811)      (213,063)      (620,493)
   Gross borrowings under lending agreements, net of financing costs of
      $529, $1,444 and $4,556                                                            2,732,416      1,950,859      4,029,473
   Gross repayments under lending agreements                                            (2,967,814)    (1,447,434)    (2,924,029)
   Net short-term borrowings (repayments), net of financing costs of $450 in 2000         (184,000)       193,550         21,000
   Purchases of treasury stock                                                            (185,782)      (277,607)      (147,952)
   Premiums paid on early extinguishments of debt                                           (7,970)        (1,104)        (9,278)
   Scheduled debt retirements                                                               (2,707)        (3,472)        (5,075)
   Minority interests' distributions, net of contributions                                      (8)       (14,003)        (7,122)
   Net repayments under retired facility                                                        --             --     (1,086,000)
   Other                                                                                       126          4,759             --
                                                                                       -----------    -----------    -----------
      Cash flows provided by (used in) financing activities                                 79,425        237,635       (231,127)
                                                                                       -----------    -----------    -----------
Net increase in cash and cash equivalents                                                   62,268         65,621         74,586
Cash and cash equivalents, beginning of year                                               299,202        233,581        158,995
                                                                                       -----------    -----------    -----------
Cash and cash equivalents, end of year                                                 $   361,470    $   299,202    $   233,581
                                                                                       ===========    ===========    ===========

THE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS ARE AN INTEGRAL PART OF THESE CONSOLIDATED STATEMENTS.

                          HARRAH'S ENTERTAINMENT, INC.
                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 (DOLLARS IN THOUSANDS, UNLESS OTHERWISE STATED)



In these footnotes, the words "Company," "Harrah's Entertainment," "we," "our" and "us" refer to Harrah's Entertainment, Inc., a Delaware corporation, and its wholly-owned subsidiaries, unless otherwise stated or the context requires otherwise.

NOTE 1-SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

BASIS OF PRESENTATION AND ORGANIZATION. We operate in more markets than any other casino company in the United States. As of December 31, 2001, our U.S. operations included 12 land-based casinos, 10 riverboat or dockside casinos and three casinos on Indian reservations.

PRINCIPLES OF CONSOLIDATION. Our Consolidated Financial Statements include the accounts of Harrah's Entertainment and its subsidiaries after elimination of all significant intercompany accounts and transactions. We follow the equity method of accounting for our investments in 20% to 50% owned companies and joint ventures (see Note 15).

CASH AND CASH EQUIVALENTS. Cash includes the minimum cash balances required to be maintained by a state gaming commission or local and state governments, which totaled approximately $27.0 million and $22.9 million at December 31, 2001 and 2000, respectively. Cash equivalents are highly liquid investments with a maturity of less than three months and are stated at the lower of cost or market value.

INVENTORIES. Inventories, which consist primarily of food, beverage and operating supplies, are stated at average cost.

LAND, BUILDINGS, RIVERBOATS AND EQUIPMENT. Land, buildings, riverboats and equipment are stated at cost. Land includes land held for future development or disposition, which totaled $129.8 million and $109.9 million at December 31, 2001 and 2000, respectively. We capitalize the costs of improvements and extraordinary repairs that extend the life of the asset. We expense maintenance and repairs costs as incurred. Interest expense is capitalized on internally constructed assets at our overall weighted average borrowing rate of interest. Capitalized interest amounted to $9.3 million, $8.0 million and $13.1 million in 2001, 2000 and 1999, respectively.

         We depreciate our buildings, riverboats and equipment using the straight-line method over the shorter of the estimated useful life of the asset or the related lease term, as follows:

Buildings and improvements                                       10 to 40 years
Riverboats and barges                                                  30 years
Furniture, fixtures and equipment                                 2 to 15 years

         We review the carrying value of land, buildings, riverboats and equipment for impairment whenever events and circumstances indicate that the carrying value of an asset may not be recoverable from the estimated future cash flows expected to result from its use and eventual disposition. In cases where undiscounted expected future cash flows are less than the carrying value, an impairment loss is recognized equal to an amount by which the carrying value exceeds the fair value of the asset. The factors considered by management in performing this assessment include current operating results, trends and prospects, as well as the effect of obsolescence, demand, competition and other economic factors. In estimating expected future cash flows for determining whether an asset is impaired, assets are grouped at the operating unit level, which for most of our assets is the individual casino.

TREASURY STOCK. The shares of Harrah's Entertainment common stock we hold in treasury are reflected in our Consolidated Balance Sheets and our Consolidated Statements of Stockholders' Equity and Comprehensive Income (Loss) as if those shares were retired.

REVENUE RECOGNITION. Casino revenues consist of net gaming wins. Food and beverage and rooms revenues include the aggregate amounts generated by those departments at all consolidated casinos and casino hotels.

         During first quarter 2001, the Emerging Issues Task Force reached a consensus on the portion of Issue 00-22, "Accounting for `Points' and Certain Other Time-Based or Volume-Based Sales Incentive Offers, and Offers for Free Products or Services to be Delivered in the Future," which addressed the income statement classification of the value of the points redeemable for cash awarded under point programs like our Total Rewards program. Per the consensus, which for our Company was effective retroactively to January 1, 2001, with prior year restatement also required, the cost of these programs should be reported as a contrarevenue, rather than as an expense. Debate continues on a number of other facets of Issue 00-22 which could have an impact on our financial statements. We historically reported the costs of such points as an expense, so we have reclassified these costs to be contra-revenues in our Consolidated Statements of Operations to comply with the consensus. The amounts of expense reclassified for 2000 and 1999 were $141.4 million and $130.3 million, respectively.

     Casino promotional allowances consist principally of the retail value of complimentary food and beverages, accommodations, admissions and entertainment provided to casino patrons. The estimated costs of providing such complimentary services, which we classify as casino expenses through interdepartmental allocations, were as follows:


                                        2001            2000           1999
                                     -------         -------         ------
Food and beverage                    $190,823        $172,560        $144,841
Rooms                                  64,976          51,927          43,773
Other                                  24,085          22,178          14,450
                                     --------        --------        --------
                                     $279,884        $246,665        $203,064
                                     ========        ========        ========

AMORTIZATION. We amortize goodwill and other intangibles, including trademarks, on a straight-line basis over periods up to 40 years. We use the interest method to amortize deferred financing charges over the term of the related debt agreement. With the adoption of Statement of Financial Accounting Standards ("SFAS") No. 142, "Goodwill and Other Intangible Assets," in 2002, we will no longer amortize goodwill or other intangible assets that are determined to have an indefinite life. Under the provisions of SFAS No. 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized; therefore, no goodwill related to the acquisition of Harveys Casino Resorts ("Harveys") has been amortized.

EARNINGS PER SHARE. In accordance with the provisions of SFAS No.128, "Earnings Per Share," we compute our basic earnings per share by dividing Net income
(loss) by the number of weighted average common shares outstanding during the year. Our Diluted earnings per share is computed by dividing Net income (loss) by the number of weighted average common shares and dilutive common stock equivalents outstanding during the year. Due to our net loss in 2000, Weighted average common and common equivalent shares at December 31, 2000, exclude common stock equivalents of 481,338 and 1,407,362 related to restricted stock and stock options, respectively, because of their antidilutive effect. For each of the three years ended December 31, 2001, common stock equivalents consisted solely of net restricted shares of 697,130, 481,338 and 789,690, respectively, and stock options outstanding of 1,471,400, 1,407,362 and 1,886,469, respectively, under our employee stock benefit plans. (See Note 14.)

RECLASSIFICATIONS. We have reclassified certain amounts for prior years to conform with our presentation for 2001.

USE OF ESTIMATES. The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires that we make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the amounts of revenues and expenses during the reporting period. Our actual results could differ from those estimates.

NOTE 2--ACQUISITIONS

We are accounting for each of the transactions described below as a purchase. Accordingly, the purchase price is allocated to the underlying assets acquired and liabilities assumed based upon their estimated fair values at the date of acquisition. We determine the estimated fair values based on independent appraisals, discounted cash flows, quoted market prices and estimates made by management. For each transaction, the allocation of the purchase price was, or will be, completed within one year from the date of the acquisition. To the extent that the purchase price exceeds the fair value of the net identifiable tangible and intangible assets acquired, such excess is allocated to goodwill. For acquisitions completed prior to June 30, 2001, goodwill was amortized for periods of up to 40 years. With the adoption of SFAS No. 142 in 2002, we will no longer amortize goodwill or intangible assets that are determined to have an indefinite life.

         Under the provisions of SFAS No. 142, goodwill acquired in a business combination for which the acquisition date is after June 30, 2001, shall not be amortized; therefore, no goodwill related to the Harveys acquisition has been amortized. We are accounting for the Harveys acquisition under the provisions of SFAS No. 141, "Business Combinations."


                                                                           NUMBER
                                                 TOTAL       GOODWILL          OF
COMPANY              DATE ACQUIRED    PURCHASE PRICE(a)      ASSIGNED     CASINOS      GEOGRAPHIC LOCATION
---------------      -------------    -----------------    -----------    --------     -------------------------
Showboat, Inc.           June 1998       $1,045 million    $322 million      2(b)      Atlantic City, New Jersey
                                                                                       East Chicago, Indiana

Rio Hotel &           January 1999       $  987 million    $ 93 million      1         Las Vegas, Nevada
  Casino, Inc.

Players                 March 2000       $  439 million    $204 million      3         Lake Charles, Louisiana
  International,                                                                       Metropolis, Illinois
  Inc.                                                                                 St. Louis, Missouri

Harveys Casino           July 2001       $  661 million    $266 million      4         Central City, Colorado
  Resorts                                                                              Council Bluffs, Iowa (2)
                                                                                       Lake Tahoe, Nevada

(a) TOTAL PURCHASE PRICE INCLUDES THE MARKET VALUE OF DEBT ASSUMED.

(b) INTERESTS IN TWO OTHER CASINOS THAT WERE INCLUDED IN THE ACQUISITION WERE SUBSEQUENTLY SOLD (SEE DISCUSSION BELOW).

SHOWBOAT, INC. On June 1, 1998, we completed our acquisition of Showboat, Inc. ("Showboat") for $30.75 per share in an all-cash transaction and assumed approximately $635 million of Showboat debt. Subsequent to the closing of the Showboat acquisition, all public debt assumed in the acquisition, including the debt of the partnership owning the East Chicago property, was retired using proceeds from our bank facility. The operating results for Showboat are included in the Consolidated Financial Statements from the date of acquisition.

     As a result of this transaction, we now own and operate the Showboat casino in Atlantic City, New Jersey. Also acquired in this transaction was a 55% noncontrolling interest in Showboat Marina Casino Partnership ("SMCP"), which owns and operates the East Chicago casino. In first quarter 1999, we increased our ownership interest of SMCP to 99.55% and began consolidating this partnership with the financial results of our other businesses. The East Chicago property was re-branded as a Harrah's casino during first quarter 1999.

     Included in the assets we acquired in the Showboat transaction was a 24.6% equity ownership interest in the Star City casino in Sydney, Australia, and an agreement to manage that casino. In fourth quarter 1999, we sold the ownership interest and in first quarter 2000, we completed the sale of our management interests in that property. (See Note 15.) During first quarter 2000, we sold the Showboat Las Vegas property. At the time of the Showboat acquisition, this property was determined to be a nonstrategic asset for us and was reported as an asset-held-for-sale in our Consolidated Financial Statements. No gain or loss resulted from the sale of this asset.

RIO HOTEL & CASINO, INC. We completed our merger with Rio Hotel & Casino, Inc. ("Rio"), on January 1, 1999, issuing approximately 25 million shares of common stock to acquire all of Rio's outstanding shares and assuming Rio's outstanding debt of approximately $432 million. In second quarter 1999, we retired Rio's revolving credit facility scheduled to mature in 2003 and Rio's 10 5/8% Senior Subordinated Notes due 2005 and 9 1/2% Senior Subordinated Notes due 2007 using proceeds from our bank facility.

     In addition to the Rio property, our acquisition also included Rio Secco, an 18-hole championship golf course located in nearby Hendersen, Nevada, and approximately 35 acres adjacent to the Rio, which is available for further development.

PLAYERS INTERNATIONAL, INC. On March 22, 2000, we completed our acquisition of Players International, Inc. ("Players"), paying $8.50 in cash for each outstanding share and assuming $150 million of Players 10 7/8% Senior Notes due 2005 (the "Players Notes"). Players operated a dockside riverboat casino on the Ohio River in Metropolis, Illinois; two cruising riverboat casinos in Lake Charles, Louisiana; two dockside riverboat casinos in Maryland Heights, Missouri; and a horse racetrack in Paducah, Kentucky. Players and Harrah's jointly operated a landside hotel and entertainment facility at the property in Maryland Heights, a suburb of St. Louis. The operations of the Players facility in Maryland Heights were consolidated with the adjacent Harrah's operations in second quarter 2000, and the Lake Charles and Metropolis facilities were subsequently converted to the Harrah's brand.

     Approximately $2.3 million of the Players Notes were retired on April 28, 2000, in connection with a change of control offer. On June 5, 2000, we purchased approximately $13.1 million of the Players Notes in the open market for the face amount plus accrued interest and a premium. The remaining Players Notes were redeemed on June 30, 2000, for the face amount plus accrued interest and a premium. We retired the Players Notes using proceeds from a $150 million credit agreement and our bank facility. (See Note 5.)

HARVEYS CASINO RESORTS. On July 31, 2001, we completed our acquisition of Harveys. We paid approximately $294 million for the equity interests in Harveys, assumed approximately $350 million in outstanding debt and paid approximately $17 million in acquisition costs. We also assumed a $50 million contingent liability. This liability is contingent on the results of a referendum to be decided by the voters in Pottawattamie County, Iowa, in November 2002. If the referendum passes, we will pay an additional $50 million in acquisition costs. If the referendum does not pass, the excursion gambling boat license may remain valid until January 26, 2004; however, the Bluffs Run Casino would have to cease gaming operations in a relatively short time after the referendum date. Management believes that the referendum will pass; however, in the event the referendum does not pass and gaming operations cease in Pottawattamie County, we would likely have a significant impairment related to the carrying value of our assets in Iowa. We financed the acquisition, and retired Harveys assumed debt, with borrowings under our bank facility (see Note 5). The purchase included the Harveys Resort & Casino in Lake Tahoe, Nevada, the Harveys Casino Hotel and the Bluffs Run Casino, both in Council Bluffs, Iowa and the Harveys Wagon Wheel Hotel/Casino in Central City, Colorado.

     The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the date of acquisition. We are in the process of finalizing the valuations of certain intangible assets and the Colorado assets; thus, the allocation of the purchase price is subject to refinement.


(IN MILLIONS)                                              AT JULY 31,
                                                              2001
                                                           -----------
Current assets                                                   $ 60.0
Property, plant and equipment                                     360.1
Notes receivable and other assets                                  10.9
Intangible assets                                                 102.6
Goodwill                                                          265.7
                                                                 ------
  Total assets acquired                                           799.3
                                                                 ------
Current liabilities                                                48.1
Long-term debt                                                    350.4
Other long-term liabilities                                        90.2
                                                                 ------
  Total liabilities assumed                                       488.7
                                                                 ------
  Net assets acquired                                            $310.6
                                                                 ======

We acquired Harveys to further enhance our geographic distribution and to strengthen our access to target customers. The results of Harveys' operations have been included in our Consolidated Financial Statements since the date of acquisition.

         The intangible assets acquired include registered trademarks, certain gaming rights and development rights, which are not subject to amortization. Other intangible assets, including customer relationships and certain contract rights, are subject to amortization. The values to be assigned to these assets have not yet been finalized. We estimate useful lives of four to 10 years for the assets subject to amortization and have recorded estimated amortization expense of $2.6 million in 2001.

         Of the estimated goodwill related to the Harveys acquisition, none is expected to be deductible for tax purposes. Through the acquisition of Harveys we acquired approximately $80.0 million of goodwill related to a previous acquisition by Harveys that is deductible for tax purposes.

         The following unaudited pro forma consolidated financial information for the Company has been prepared assuming that the Harveys acquisition, the Players acquisition and the extinguishments of debt assumed in those acquisitions had occurred on the first day of the period. The information also assumes that SFAS No. 142 was effective for the Harveys acquisition on the first day of the period.


                                                      YEARS ENDED DECEMBER 31,
(IN MILLIONS, EXCEPT PER SHARE AMOUNTS)                     2001         2000
                                                        --------      -------
Revenues                                                $3,949.1      $3,852.2
Income before extraordinary losses                         216.9          11.8
Net income                                                 216.9          11.0
Earnings per share-diluted
     Income before extraordinary losses                     1.87          0.09
     Net income                                             1.87          0.10


These unaudited pro forma results are presented for comparative purposes only. The pro forma results are not necessarily indicative of what our actual results would have been had the Harveys and Players acquisitions and the debt extinguishments been completed as of the beginning of the period, or of future results.

NOTE 3--STOCKHOLDERS' EQUITY

In addition to its common stock, Harrah's Entertainment has the following classes of stock authorized but unissued:

Preferred stock, $100 par value, 150,000 shares authorized
Special stock, $1.125 par value, 5,000,000 shares authorized-
  Series A Special Stock, 2,000,000 shares designated

Harrah's Entertainment's Board of Directors has authorized that one special stock purchase right (a "Right") be attached to each outstanding share of common stock. The Rights are not separable from the shares. These Rights are exercisable only if a person or group acquires 15% or more of Harrah's Entertainment common stock or announces a tender offer for 15% or more of the common stock. Each Right entitles stockholders to buy one two-hundredth of a share of Series A Special Stock of the Company at an initial price of $130 per Right. If a person acquires 15% or more of the Company's outstanding common stock, each Right entitles its holder to purchase common stock of the Company having a market value at that time of twice the Right's exercise price. Under certain conditions, each Right entitles its holder to purchase stock of an acquiring company at a discount. Rights held by the 15% holder will become void. The Rights will expire on October 5, 2006, unless earlier redeemed by the Board at one cent per Right.

         During the past three years, our Board of Directors has authorized three plans whereby we have purchased shares of the Company's common stock in the open market from time to time as market conditions and other factors warranted. The table below summarizes the three plans.


PLAN                 NUMBER OF                 NUMBER OF           AVERAGE PRICE
AUTHORIZED       SHARES AUTHORIZED         SHARES PURCHASED            PER SHARE
----------       -----------------         ----------------        -------------
July 1999           10.0 million              10.0 million                $23.44
April 2000          12.5 million              12.5 million                 25.08
July 2001            6.0 million               2.1 million                 25.46


The July 2001 authorization expires December 31, 2002. The repurchases were funded through available operating cash flows and borrowings from our bank facility.

         Under the terms of our employee stock benefit programs, we have reserved shares of Harrah's Entertainment common stock for issuance under the 2001 Executive Stock Incentive and 2001 Broad-based Incentive Plans. (See
Note 14 for a description of the plans.) The 2001 Executive Stock Incentive Plan is an equity compensation plan approved by our stockholders and the 2001 Broad-based Incentive Plan is an equity compensation plan not approved by our stockholders. The shares held in reserve for issuance or grant under the Harrah's Entertainment, Inc. 1990 Stock Option Plan and Harrah's Entertainment, Inc.1990 Restricted Stock Plan (collectively, "Harrah's Former Plans") were transferred to the 2001 Executive Stock Incentive Plan in 2001. As of December 31, 2001, 7,219,214 shares were authorized and unissued under the 2001 Executive Stock Incentive Plan and 200,000 shares were authorized and unissued under the Broad-based Incentive Plan. Of the 7,219,214 shares available for grant under the 2001 Executive Stock Incentive Plan, 259,479 shares were available for grants as an award other than an option.

NOTE 4--DETAIL OF CERTAIN BALANCE SHEET ACCOUNTS

Deferred costs, trademarks and other consisted of the following:


                                                                          2001        2000
                                                                      --------    --------
Trademarks, net of amortization of $10,221 and $7,141                 $137,579    $116,059
Other intangible assets                                                 78,011          --
Cash surrender value of life insurance (Note 14)                        62,143      60,122
Deferred finance charges, net of amortization of $4,769 and $4,185      22,452      19,216
Other                                                                  124,227     118,812
                                                                      --------    --------
                                                                      $424,412    $314,209
                                                                      ========    ========

Accrued expenses consisted of the following:


                                                              2001        2000
                                                          --------    --------
Payroll and other compensation                            $123,940    $105,210
Insurance claims and reserves                               67,516      57,718
Accrued interest payable                                    50,456      31,245
Accrued taxes                                               39,715      24,923
Other accruals                                             131,270     124,428
                                                          --------    --------
                                                          $412,897    $343,524
                                                          ========    ========


NOTE 5-DEBT

Long-term debt consisted of the following:


                                                                  2001           2000
                                                            ----------     ----------

Bank Facility
  2.8%-4.8% at December 31, 2001, maturities to 2004        $1,380,000     $1,574,600
Secured Debt
  7.1%, maturity 2028                                           96,173         97,273
  13.0%, repaid 2001                                                --          2,358
  6.4%-8.4%, maturities to 2031                                  1,943          1,903
Unsecured Senior Notes
  7.5%, maturity 2009                                          498,499        498,285
  8.0%, maturity 2011                                          494,971             --
  7.125%, maturity 2007                                        498,070             --
Unsecured Senior Subordinated Notes
  7.875%, maturity 2005                                        750,000        750,000
Other Unsecured Borrowings
  5.5%-15.2%, repaid 2001                                           --         41,366
Capitalized Lease Obligations
  7.6%-10.0%, maturities to 2006                                 1,370            989
                                                            ----------     ----------
                                                             3,721,026      2,966,774
Current portion of long-term debt                               (1,583)      (130,928)
                                                            ----------     ----------
                                                            $3,719,443     $2,835,846
                                                            ==========     ==========


As of December 31, 2001, aggregate annual principal maturities for the four years subsequent to 2002 were: 2003, $1.7 million; 2004, $1.4 billion; 2005, $751.7 million and 2006, $1.7 million.

REVOLVING CREDIT FACILITIES. The Company has revolving credit and letter of credit facilities (the "Bank Facility"), which provide us with borrowing capacity of $1.853 billion. The Bank Facility consists of a five-year $1.525 billion revolving credit and letter of credit facility maturing in 2004 and a separate $328 million revolving credit facility, which is renewable annually at the borrower's and lenders' options. As of December 31, 2001, the Bank Facility bore interest based upon 87.5 basis points over LIBOR for current borrowings under the five-year facility and 92.5 basis points over LIBOR for the 364-day facility. In addition, there is a facility fee for borrowed and unborrowed amounts, which is currently 20 basis points on the five-year facility and 15 basis points on the 364-day facility. The interest rate and facility fee are based on our current debt ratings and leverage ratio and may change as our debt ratings and leverage ratio change. There is an option on each facility to borrow at the prime rate. As of December 31, 2001, $1.38 billion in borrowings were outstanding under the Bank Facility, with an additional $85.4 million committed to back letters of credit. After consideration of these borrowings, $387.6 million of additional borrowing capacity was available to the Company as of December 31, 2001.

ISSUANCE OF NEW DEBT. In addition to our Bank Facility, we have issued debt and entered into credit agreements to provide for short-term borrowings at lower interest rates than the rates paid under our Bank Facility, to provide the Company with cost-effective borrowing flexibility and to replace short-term, floating-rate debt with long-term, fixed-rate debt. The table below summarizes the face value of debt obligations outstanding at December 31, 2001, that we have entered into in the last three years:


                                                                      FACE VALUE
                                                                  OUTSTANDING AT
                                                                    DECEMBER 31,
DEBT                                       ISSUED         MATURE            2001
------------------------------------       ------------   ------  --------------
7.5% Senior Notes                          January 1999     2009        $500,000
Uncommitted Line of Credit Agreement               2001     2002          31,000
8.0% Senior Notes                          January 2001     2011         500,000
7.125% Senior Notes                           June 2001     2007         500,000

EXTINGUISHMENTS OF DEBT. We have used the funds from the new debt discussed above, as well as proceeds from our Bank Facility, to retire certain of our outstanding debt, in particular those debt obligations assumed in our acquisition transactions, to reduce our effective interest rate and/or lengthen maturities. The following table summarizes the debt obligations that we have retired over the last three years:


                                                                         FACE VALUE
ISSUER      DATE RETIRED    DEBT EXTINGUISHED                             RETIRED
------    --------------    ------------------------------------------   ----------
Harveys   September 2001    10.625% Senior Subordinated Notes due 2006    $150,000
Showboat     August 2001    13% Senior Subordinated Notes due 2009           2,100
Harveys        July 2001    Credit facility due 2004                       192,000
Players        June 2000    10.875% Senior Notes due 2005                  150,000
Showboat       June 2000    9.25% First Mortgage Bonds due 2008             56,445
SMCP          March 1999    13.5% First Mortgage Notes due 2003            140,000
Rio             May 1999    10.625% Senior Subordinated Notes due 2005     100,000
Rio             May 1999    9.5% Senior Subordinated Notes due 2007        125,000
SMCP           July 1999    Capital lease obligations                        9,210


The premiums paid to the holders of the debts retired and the write-off of the related unamortized deferred finance charges are reported on the Consolidated Statements of Operations as Extraordinary losses (see Note 10). We recorded the liabilities assumed in acquisition transactions at their fair value at the date of consummation of the acquisition. The premium charged to Extraordinary losses as a result of the retirement of these assumed debts equaled the difference between the consideration paid to the holders of the notes and the carrying value we assigned to the notes at the time of purchase.

SHORT-TERM DEBT. In June 2000, we entered into a 364-day credit agreement (the "Credit Agreement") with a lender whereby we borrowed $150 million to redeem the Players Notes. Interest rates, facility fees and covenants in the Credit Agreement were identical to those provisions contained in our Bank Facility. The Credit Agreement was paid off in January 2001, using funds from the 8% Notes.

         In a program designed for short-term borrowings at lower interest rates than the rates paid under our Bank Facility, we have entered into an uncommitted line of credit agreement with a lender whereby we can borrow up to $35 million for periods of 90 days or less. At December 31, 2001, we had borrowed $31 million under this agreement. Borrowings bear interest at current market rates. Interest rates on amounts borrowed under these agreements during 2001 ranged from 2.4% to 7.6%. This agreement does not decrease our borrowing capacity under our Bank Facility.

PARENT COMPANY GUARANTEE OF SUBSIDIARY DEBT. Harrah's Operating Company, Inc. ("HOC"), the principal asset of Harrah's Entertainment, is the issuer of certain debt securities that have been guaranteed by Harrah's Entertainment. Due to the comparability of HOC's consolidated financial information with that of Harrah's Entertainment, complete separate financial statements and other disclosures regarding HOC have not been presented. Management has determined that such information is not material to holders of HOC's debt securities. Harrah's Entertainment has no independent assets or operations, its guarantee of HOC's debt securities is full and unconditional and its only other subsidiary is minor.

FAIR MARKET VALUE. Based on the borrowing rates available as of December 31, 2001, for debt with similar terms and maturities and market quotes of our publicly traded debt, the fair value of our long-term debt at December 31, 2001 and 2000, was as follows:


                                                      DECEMBER 31,
                                 -----------------------------------------------------
                                           2001                         2000
                                 ----------------------       ------------------------
                                  CARRYING       MARKET        CARRYING        MARKET
(IN MILLIONS)                        VALUE        VALUE           VALUE         VALUE
                                 ---------    ---------       ---------     ----------
Outstanding debt                 $(3,721.0)   $(3,826.1)      $(2,966.8)    $(2,937.4)


NOTE 6-LEASES

We lease both real estate and equipment used in our operations and classify those leases as either operating or capital leases following the provisions of SFAS No.13, "Accounting for Leases." At December 31, 2001, the remaining lives of our real estate operating leases ranged from one to 45 years, with various automatic extensions totaling up to 76 years. The average remaining term for other operating leases, which generally contain renewal options, extends approximately 17 years.

         Rental expense associated with operating leases is charged to expense in the year incurred and was included in the Consolidated Statements of Operations as follows:


                                                   2001        2000        1999
                                                -------     -------     -------
Noncancelable
  Minimum                                       $22,658     $21,872     $16,385
  Contingent                                      5,601       4,867       4,666
  Sublease                                         (602)       (571)       (385)
Other                                            34,921      18,678       6,859
                                                -------     -------     -------
                                                $62,578     $44,846     $27,525
                                                =======     =======     =======


Our future minimum rental commitments as of December 31, 2001, were as follows:


                                                                   NONCANCELABLE
                                                                       OPERATING
                                                                          LEASES
                                                                   -------------
2002                                                                  $   25,042
2003                                                                      21,567
2004                                                                      20,626
2005                                                                      50,346
2006                                                                      17,186
Thereafter                                                               288,468
                                                                        --------
     Total minimum lease payments                                       $423,235
                                                                        ========

In addition to these minimum rental commitments, certain of these operating leases provide for contingent rentals based on a percentage of revenues in excess of specified amounts. Included in the future minimum rental commitment amounts presented above are our obligations under a June 2000 agreement in which we sold and leased-back corporate aircraft. Pursuant to its terms, the agreement is accounted for as an operating lease. The aggregate time period of the initial lease term plus annual renewal options will not exceed five years. At the end of the initial term, or any renewal term, we can, at our option, (a) renew the lease; (b) purchase the aircraft subject to the lease; or (c) sell the equipment on behalf of the lessor under the terms provided for in the agreement. At December 31, 2001, our exposure under the agreement, which approximates the fair value of the aircraft being leased, was approximately $35 million. The next scheduled renewal date of the agreement is in March, 2002.

NOTE 7-WRITE-DOWNS, RESERVES AND RECOVERIES

Our operating results include various pretax charges to record asset impairments, contingent liability reserves, project write-offs and recoveries at time of sale of previously recorded reserves for asset impairment. The components of Write-downs, reserves and recoveries were as follows:


                                                   2001        2000        1999
                                                 ------    --------    --------
Reserves for New Orleans casino                  $2,322    $220,000    $     --
Impairment of long-lived assets                   8,203       5,813       3,367
Termination of contracts                          4,060       2,505          --
Write-off of abandoned assets and other costs     8,484       2,800         569
Recoveries from previously impaired assets         (571)     (5,012)     (1,701)
                                                -------    --------     -------
                                                $22,498    $226,106     $ 2,235
                                                =======    ========     =======


We account for the impairment of long-lived assets to be held and used by evaluating the carrying value of the long-lived assets in relation to the operating performance and future undiscounted cash flows of the underlying operating unit when indications of impairment are present. Long-lived assets to be disposed of are evaluated in relation to the estimated fair value of such assets less costs to sell.

NOTE 8-HEADQUARTERS RELOCATION AND REORGANIZATION COSTS

During August 1999, we began the move of our corporate headquarters to Las Vegas, Nevada, from Memphis, Tennessee. The move was completed in 2000 and the costs of the relocation were expensed as incurred. Certain headquarters employees elected not to accept an offer to move, and the positions of other employees were eliminated as part of a staff reorganization conducted in advance of the move. The expenses for the severance payable to these employees were accrued when the employees became eligible for the severance payments.

NOTE 9-INCOME TAXES

Our federal and state income tax provision (benefit) allocable to Consolidated Statements of Operations and Balance Sheet line items was as follows:


                                                                    2001          2000         1999
                                                                --------     ---------     --------
Income before income taxes and minority interests               $126,737     $  15,415     $128,914
Extraordinary losses                                                 (13)         (388)      (5,990)
Stockholders' equity
  Unrealized gain (loss) on available-for-sale securities            772          (505)       2,118
  Other                                                             (800)           --           --
  Compensation expense for tax purposes in excess of
   amounts recognized for financial reporting purposes           (18,013)      (15,739)      (2,625)
                                                                --------     ---------     --------
                                                                $108,683     $  (1,217)    $122,417
                                                                ========     =========     ========


Income tax expense attributable to Income before income taxes and minority interests consisted of the following:

                                           2001          2000           1999
                                       --------     ---------       --------
United States
  Current
  Federal                              $ 16,379     $ 128,643       $ 69,567
  State                                   7,882         4,897          7,429
  Deferred                              102,476      (118,125)        34,052
Other countries
  Current                                    --            --         17,866
                                       --------     ---------       --------
                                       $126,737     $  15,415       $128,914
                                       ========     =========       ========

The differences between the statutory federal income tax rate and the effective tax rate expressed as a percentage of Income before income taxes and minority interests were as follows:


                                                    2001      2000      1999
                                                    ----      ----      ----
Statutory tax rate                                  35.0%     35.0%     35.0%
Increases (decreases) in tax resulting from:
  State taxes, net of federal tax benefit            1.5      10.7       1.4
  Goodwill amortization                              1.8      33.8       1.3
  Foreign taxes                                       --      29.6        --
  Tax credits                                       (0.5)    (11.2)     (0.6)
  Political contributions                            0.1       2.0        --
  Officers' life insurance                           0.3       8.0      (0.8)
  Meals and entertainment                            0.3       5.9       0.4
  Federal income tax settlement                     (0.8)     (3.3)      0.3
  Minority interests in partnership earnings        (1.3)    (27.0)     (1.1)
  Other                                               --       2.9        --
                                                    ----      ----      ----
  Effective tax rate                                36.4%     86.4%     35.9%
                                                    ====      ====      ====


The components of our net deferred tax balance included in the Consolidated
Balance Sheets were as follows:

                                                          2001          2000
                                                     ---------     ---------
Deferred tax assets
  Investments in nonconsolidated affiliates          $      --     $ 108,825
  Compensation programs                                 59,538        44,163
  Bad debt reserve                                      21,759        17,115
  Self-insurance reserves                                8,111         3,736
  Deferred income                                          111         1,962
  Project opening expenses                               3,788           545
  Debt costs                                                --           124
  Other                                                 19,692         1,184
                                                     ---------     ---------
                                                       112,999       177,654
                                                     ---------     ---------
Deferred tax liabilities
  Property                                            (247,929)     (187,291)
  Intangibles                                          (74,773)      (40,887)
  Investments in nonconsolidated affiliates             (6,097)           --
                                                     ---------     ---------
                                                      (328,799)     (228,178)
                                                     ---------     ---------
  Net deferred tax liability                         $(215,800)    $ (50,524)
                                                     =========     =========


NOTE 10--EXTRAORDINARY ITEMS

The components of our net extraordinary losses were as follows:


                                                    2001       2000        1999
                                                    ----     ------     -------
Losses on early extinguishments of debt             $(36)    $(1,104)   $(17,023)
Income tax benefit                                    13         388       5,990
                                                    ----     -------    --------
  Extraordinary losses, net of income taxes         $(23)    $  (716)   $(11,033)
                                                    ====     =======    ========

The extraordinary losses on early extinguishments of debt are due to the premiums paid to the holders of the debt retired and the write-off of related unamortized deferred finance charges. See Note 5 for information regarding the specific debt issues retired in each period.

NOTE 11--SUPPLEMENTAL CASH FLOW INFORMATION

The increase (decrease) in cash and cash equivalents due to the changes in long-term and working capital accounts was as follows:


                                                                2001         2000          1999
                                                           ---------     --------      --------
Long-term accounts
  Deferred costs and other assets                          $ (15,683)    $(40,504)     $ 51,717
  Deferred credits and other long-term liabilities            (6,380)      (4,268)      (19,504)
                                                           ---------     --------      --------
    Net change in long-term accounts                       $ (22,063)    $(44,772)     $ 32,213
                                                           =========     ========      ========
Working capital accounts
  Receivables                                              $  12,758     $(39,072)     $(53,620)
  Inventories                                                  3,171        2,524          (307)
  Prepayments and other                                       27,126      (10,710)       75,986
  Accounts payable                                           (16,015)      11,887        (1,849)
  Accrued expenses                                            56,884          193       (90,371)
                                                           ---------     --------      --------
    Net change in working capital accounts                 $  83,924     $(35,178)     $(70,161)
                                                           =========     ========      ========


SUPPLEMENTAL DISCLOSURE OF CASH PAID FOR INTEREST AND TAXES
The following table reconciles our Interest expense, net of interest capitalized, as reported in the Consolidated Statements of Operations, to cash paid for interest:


                                                                2001          2000          1999
                                                            --------      --------      --------
Interest expense, net of amount capitalized                 $255,801      $227,139      $193,407
Adjustments to reconcile to cash paid for interest
  Net change in accruals                                     (33,869)      (17,988)       (2,011)
  Amortization of deferred finance charges                    (4,769)       (4,185)       (4,459)
  Net amortization of discounts and premiums                    (913)           70           543
                                                            --------      --------      --------
  Cash paid for interest, net of amount capitalized         $216,250      $205,036      $187,480
                                                            ========      ========      ========
  Cash payments for income taxes, net of refunds
    (Note 9)                                                $(27,974)     $ 90,220      $ 77,534
                                                            ========      ========      ========

NOTE 12--COMMITMENTS AND CONTINGENCIES

CONTRACTUAL COMMITMENTS. We continue to pursue additional casino development opportunities that may require, individually and in the aggregate, significant commitments of capital, up-front payments to third parties, guarantees by Harrah's Entertainment of third-party debt and development completion guarantees. Excluding guarantees and commitments for New Orleans (see Note 15), as of December 31, 2001, we had guaranteed third-party loans and leases of $147.0 million, which are secured by certain assets, and had commitments and contingencies of $258.0 million, including construction-related commitments.

         The agreements under which we manage casinos on Indian lands contain provisions required by law which provide that a minimum monthly payment be made to the tribe. That obligation has priority over scheduled payments of borrowings for development costs. In the event that insufficient cash flow is generated by the operations of the Indian-owned properties to fund this payment, we must pay the shortfall to the tribe. Such advances, if any, would be repaid to us in future periods in which operations generate cash flow in excess of the required minimum payment. These commitments will terminate upon the occurrence of certain defined events, including termination of the management contract. As of December 31, 2001, the aggregate monthly commitment pursuant to these contracts, which extend for periods of up to 73 months from December 31, 2001, was $1.1 million.

SEVERANCE AGREEMENTS. As of December 31, 2001, the Company has severance agreements with 33 of its senior executives, which provide for payments to the executives in the event of their termination after a change in control, as defined. These agreements provide, among other things, for a compensation payment of 1.5 to 3.0 times the executive's average annual compensation, as defined, as well as for accelerated payment or accelerated vesting of any compensation or awards payable to the executive under any of Harrah's Entertainment's incentive plans. The estimated amount, computed as of December 31, 2001, that would be payable under the agreements to these executives based on earnings and stock options aggregated approximately $115.5 million.

TAX SHARING AGREEMENTS. In connection with the 1995 spin-off of certain hotel operations (the "PHC Spin-off") to Promus Hotel Corporation ("PHC"), Harrah's Entertainment entered into a Tax Sharing Agreement with PHC wherein each company is obligated for those taxes associated with their respective businesses. Additionally, Harrah's Entertainment is obligated for all taxes for periods prior to the PHC Spin-off date which are not specifically related to PHC operations and/or PHC hotel locations. Our obligations under this agreement are not expected to have a material adverse effect on our consolidated financial position or results of operations.

SELF-INSURANCE. We are self-insured for various levels of general liability, workers' compensation and employee medical coverage. Insurance claims and reserves include accruals of estimated settlements for known claims, as well as accruals of actuarial estimates of incurred but not reported claims.

NOTE 13--LITIGATION

We are involved in various inquiries, administrative proceedings and litigation relating to contracts, sales of property and other matters arising in the normal course of business. While any proceeding or litigation has an element of uncertainty, management believes that the final outcome of these matters will not have a material adverse effect on our consolidated financial position or our results of operations.

NOTE 14--EMPLOYEE BENEFIT PLANS

We have established a number of employee benefit programs for purposes of attracting, retaining and motivating our employees. The following is a description of the basic components of these programs.

STOCK OPTION PLANS. Our employees may be granted options to purchase shares of common stock under the Harrah's Entertainment 2001 Executive Stock Incentive Plan or the 2001 Broad-based Incentive Plan (collectively, "SOP"). Beginning with the adoption of the SOP, grants will typically vest in equal installments over a three-year period. Previously, pursuant to the 1990 Stock Option Plan and the 1990 Restricted Stock Plan, grants typically vested in equal installments over a four-year period and collectively grants allow the option holder to purchase stock over specified periods of time, generally 7 to 10 years from the date of grant, at a fixed price equal to the market value at the date of grant. No options may be granted under the SOP after May 2011. All outstanding stock options under Rio's stock option plans at the date of our merger were fully vested and converted, at the same terms and conditions as originally granted, into options for Harrah's Entertainment common stock. No options for additional shares may be granted under the Rio plans, and any options cancelled under the Rio plans may not be re-issued.

      A summary of activity of the 2001 Executive Stock Incentive Plan and Harrah's Former Plans, which are equity compensation plans approved by our stockholders, for 1999, 2000 and 2001 is as follows:


                                                                           NUMBER OF COMMON SHARES
                                                           WEIGHTED AVG.  ---------------------------
                                                         EXERCISE PRICE       OPTIONS       AVAILABLE
                                                            (PER SHARE)   OUTSTANDING       FOR GRANT
                                                         ---------------  -----------       ---------
Balance-December 31, 1998                                     $16.99       10,313,154       1,589,722
  Additional shares authorized                                  N/A                 -       2,500,000
  Rio acquisition                                              14.74        3,442,955               -
  Granted                                                      23.20        3,133,783      (3,133,783)
  Exercised                                                    14.95       (2,444,747)              -
  Canceled                                                     18.17         (725,346)        725,346
  Rio plans cancellations                                      18.24          (14,500)              -
                                                              ------       ----------      ----------
Balance-December 31, 1999                                      18.14       13,705,299       1,681,285
  Additional shares authorized                                  N/A                 -       1,800,000
  Granted                                                      28.10        3,109,602      (3,109,602)
  Exercised                                                    15.27       (2,968,539)              -
  Canceled                                                     20.04       (1,070,064)      1,070,064
  Rio plans cancellations                                      18.35          (20,500)              -
                                                              ------       ----------      ----------
Balance-December 31, 2000                                      21.08       12,755,798       1,441,747
  Additional shares authorized                                  N/A                 -       3,900,000
  Restricted shares transferred from
    Harrah's Former Plans                                       N/A                 -         766,509
  Restricted shares issued                                      N/A                 -         (40,521)
  Restricted shares canceled                                    N/A                 -         328,685
  Granted                                                      26.39          774,075        (774,075)
  Exercised                                                    17.07       (3,240,426)              -
  Canceled                                                     23.29       (1,596,869)      1,596,869
  Rio plans cancellations                                      17.16           (8,800)              -
                                                              ------       ----------      ----------
Balance-December 31, 2001                                     $22.65        8,683,778       7,219,214
                                                              ======       ==========      ==========


Of the 7,219,214 shares available for grant at December 31, 2001, up to 259,479 of these shares are available for grant as awards other than as stock options.

      200,000 shares have been authorized for issuance under the 2001 Broad-based Incentive Plan, which was established in 2001 and is an equity compensation plan not approved by stockholders. No grants had been issued under this plan at December 31, 2001.


                                                 2001         2000        1999
                                            ---------    ---------   ---------
Options exercisable at December 31          2,955,787    3,925,509   4,727,341
Weighted average fair value per share
     of options granted per year               $12.33       $14.30      $11.74


The following table summarizes additional information regarding the options outstanding at December 31, 2001:

                                         OPTIONS OUTSTANDING                  OPTIONS EXERCISABLE
                              --------------------------------------       ------------------------
                                               WEIGHTED
                                                AVERAGE     WEIGHTED                       WEIGHTED
RANGE OF                                      REMAINING      AVERAGE                        AVERAGE
EXERCISE                           NUMBER      CONTRACT     EXERCISE            NUMBER     EXERCISE
PRICES                        OUTSTANDING          LIFE        PRICE       EXERCISABLE        PRICE
                              -----------     ---------     --------       -----------     --------
$  6.40-$24.04                  4,310,104     6.2 years       $17.33        2,455,927        $17.99
  25.63- 28.90                  4,318,006     8.4 years        27.83          499,372         26.78
  31.22- 35.59                     55,668     9.2 years        32.09              488         35.35
                                ---------                                   ---------
                                8,683,778                                   2,955,787
                                =========                                   =========


As allowed under the provisions of SFAS No. 123, "Accounting for Stock-Based Compensation," we apply the provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations to account for the SOP and, accordingly, do not recognize compensation expense. Had compensation expense for the SOP been determined in accordance with SFAS No. 123, our pro forma Net income (loss) and Earnings
(loss) per share for the indicated periods would have been:


                            2001                       2000                         1999
                  ----------------------      -----------------------      -----------------------
                        AS           PRO            AS            PRO           AS             PRO
                  REPORTED         FORMA      REPORTED          FORMA      REPORTED          FORMA
                  --------       -------      --------       --------      --------       --------
Net income
 (loss)           $208,967       $200,978     $(12,060)      $(27,834)     $208,470       $193,631
Earnings (loss)
 per share
   Basic              1.84           1.77        (0.10)         (0.24)         1.65           1.54
   Diluted            1.81           1.74        (0.10)         (0.24)         1.62           1.50


The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions:


                                                 2001         2000       1999
                                                 ----         ----       ----
Expected dividend yield                           0.0%         0.0%       0.0%
Expected stock price volatility                  42.0%        42.0%      40.0%
Risk-free interest rate                           4.3%         5.8%       5.9%
Expected average life of options (years)            6            6          6

RESTRICTED STOCK. Employees may be granted shares of common stock under the SOP. Restricted shares granted under the SOP are restricted as to transfer and subject to forfeiture during a specified period or periods prior to vesting. The shares generally vest in equal installments over a period of four years. No awards of restricted shares may be made under the current plan after May 2011. The compensation arising from a restricted stock grant is based upon the market price at the grant date. Such expense is deferred and amortized to expense over the vesting period.

         The Company has issued time accelerated restricted stock ("TARSAP") awards to certain key executives. The initial TARSAP awards fully vested on January 1, 2002, if the executive continued in active employment until that date. However, the vesting of some of these shares accelerated into 2000. During 2000 and 2001, additional TARSAP awards were issued to certain key executives, which will vest on January 1, 2007, if the executive continues in active employment until that date. These shares are eligible for earlier annual vesting beginning in 2003 over five years based on the Company's financial performance in each of the years 2002 through 2005. The expense arising from TARSAP awards is being amortized to expense over the periods in which the restrictions lapse.

         The number and weighted average grant-date fair value of restricted shares granted, and the amortization expense recognized, during 2001, 2000 and 1999, including the TARSAP awards, were as follows:


                                                2001          2000          1999
                                           ---------     ---------     ---------
Number of shares granted                      72,876     1,306,398       560,085
Weighted average grant price per share        $31.00        $25.17        $23.62
Amortization expense (in millions)               8.2          12.3           9.7
Unvested shares as of December 31          1,783,535     2,298,803     2,158,302


SAVINGS AND RETIREMENT PLAN. We maintain a defined contribution savings and retirement plan, which, among other things, allows pretax and after-tax contributions to be made by employees to the plan. Under the plan, participating employees may elect to contribute up to 16 percent, increasing to 20 percent in 2002, of their eligible earnings, the first six percent of which is fully matched. Amounts contributed to the plan are invested, at the participant's direction, in up to 14 separate funds, including a Harrah's company stock fund. Participants become vested in the matching contribution over five years of credited service. Our contribution expense for this plan was $26.6 million, $25.3 million and $22.2 million in 2001, 2000 and 1999, respectively.

DEFERRED COMPENSATION PLANS. Harrah's maintains deferred compensation plans (collectively, "DCP") and an Executive Supplemental Savings Plan ("ESSP") under which certain employees may defer a portion of their compensation. Amounts deposited into these plans are unsecured liabilities of the Company. Amounts deposited into DCP earn interest at rates approved by the Human Resources Committee of the Board of Directors. The ESSP is a variable investment plan which allows the employee to direct their investments by choosing from several investment alternatives. The total liability included in Deferred credits and other liabilities for these plans at December 31, 2001 and 2000 was $82.1 million and $67.6 million, respectively. In connection with the administration of one of these plans, we have purchased company-owned life insurance policies insuring the lives of certain directors, officers and key employees.

MULTI-EMPLOYER PENSION PLAN. Approximately 4,300 of our employees are covered by union sponsored, collectively bargained multi-employer pension plans. We contributed and charged to expense $4.5 million, $4.0 million and $4.2 million in 2001, 2000 and 1999, respectively, for such plans. The plans' administrators do not provide sufficient information to enable us to determine our share, if any, of unfunded vested benefits.

NOTE 15--NONCONSOLIDATED AFFILIATES JCC HOLDING COMPANY. JCC Holding Company and its subsidiary, Jazz Casino Company, LLC (collectively, "JCC"), own and operate a land-based casino in New Orleans, Louisiana (the "Casino"). The Company has a minority ownership interest (and noncontrolling board representation) in JCC, and a subsidiary of the Company manages the Casino. On January 4, 2001, JCC filed a voluntary petition for relief under Chapter 11 of the U.S. Bankruptcy Code to restructure its obligations to the State of Louisiana and the City of New Orleans, long-term debt, bank credit facilities and trade and other obligations. JCC's plan of reorganization was approved by the bankruptcy court on March 19, 2001, and was effective on March 29, 2001.

         Pursuant to the reorganization plan, the Company is guaranteeing an annual payment obligation of JCC owed to the State of Louisiana of $50 million in the first year ($12.3 million remained at December 31, 2001) and $60 million for three subsequent years. We receive a fee of 2% of the average amount at risk for providing this guarantee. Also pursuant to the reorganization plan, we received 49% of the new common stock of JCC and hold approximately $51 million of the new debt of JCC, which replaced $81.6 million owed to us prior to JCC's reorganization. We are also providing a $35 million revolving credit facility to JCC at market terms. At December 31, 2001, no funds were outstanding from JCC under the revolving credit facility.
A subsidiary of the Company continues to manage the Casino pursuant to an amended management agreement, which, among other things: (i) changes the base management fee to an incentive management fee based on earnings of the business before interest expense, income taxes, depreciation, amortization and management fees, (ii) requires the Company to provide certain administrative services to JCC as part of its management fee without any reimbursement from JCC and (iii) provides for termination of management services if minimum performance thresholds are not met.

         Due to the filing of bankruptcy by JCC, in fourth quarter 2000 we recorded reserves of $220 million for receivables not expected to be recovered in JCC's reorganization plan. In first quarter 2001, an additional $2.3 million was recorded to reserve for additional advances made to JCC during first quarter 2001 and to adjust the reserves for modifications to the approved reorganization plan. We did not record our share of JCC's operating results in first quarter 2001, however, with the implementation of JCC's reorganization plan, we resumed recording our share of JCC's results in second quarter 2001.

NATIONAL AIRLINES, INC. We had an approximate 48% ownership interest in National Airlines, Inc. ("NAI"), which filed a voluntary petition for reorganization relief under Chapter 11 of the U.S. Bankruptcy Code in December 2000. In June 2001, we abandoned all rights to our shares of NAI stock and stock purchase warrants. In fourth quarter 2000, we recorded write-offs and reserves totaling $39.4 million for our investment in and loans to NAI and our estimated net exposure under letters of credit on behalf of NAI.

      As of December 31, 2001, we are exposed to up to $12 million of liability under a letter of credit on behalf of NAI, which expires on February 19, 2002. We have an agreement with another investor of NAI whereby that investor is obligated to reimburse us for approximately 56% of amounts that we may pay under the letter of credit and that we funded under another letter of credit. During second quarter 2001, a subsidiary of the Company filed a lawsuit against the other investor for breach of contract due to the investor's failure to reimburse the Company for his share of the $8.6 million we have paid against the second letter of credit. As contractually permitted, the guarantor elected to submit the issue to arbitration. A ruling from the arbitrator is pending. If we are required to fund under the remaining letter of credit and are unsuccessful in collecting from the other investor, we would record additional losses of up to $12 million for NAI.

DISPOSITIONS OF EQUITY INTERESTS. In 1999, we sold our shares of Star City casino and recorded a pretax gain of $43.5 million. We also sold our interest in Sodak Gaming, Inc. to a gaming equipment manufacturing company and recorded a pretax gain of $16.3 million.

COMBINED FINANCIAL INFORMATION. The following summarized balance sheet and statement of operations information has been compiled from financial reports for the periods and dates indicated submitted to us by our nonconsolidated affiliates which we accounted for using the equity method:


                                                              2000
                                           ---------------------------------------------
                                                      NATIONAL
                               2001*         JCC      AIRLINES        OTHER     TOTAL 2000         1999
                           --------    ---------      --------     --------     ----------    ---------
Combined Summarized
  Balance Sheet
  Information
  Current assets           $ 50,273    $   42,092     $  48,007    $  3,077      $  93,176    $  73,560
  Land, buildings and
    equipment, net          167,617       333,931        35,597      34,549        404,077      570,204
  Other assets               50,022       101,334        19,860       8,520        129,714      130,889
                           --------    ----------     ---------    --------      ---------    ---------
    Total assets            267,912       477,357       103,464      46,146        626,967      774,653
                           --------    ----------     ---------    --------      ---------    ---------
  Current liabilities        34,224       110,117       105,695       6,543        222,355      100,336
  Long-term debt            122,896       396,412        11,609      18,000        426,021      399,126
  Other liabilities           3,607        61,647         2,203         813         64,663       38,630
                           --------    ----------     ---------    --------      ---------    ---------
    Total liabilities       160,727       568,176       119,507      25,356        713,039      538,092
                           --------    ----------     ---------    --------      ---------    ---------
      Net assets           $107,185    $  (90,819)    $ (16,043)   $ 20,790      $ (86,072)   $ 236,561
                           ========    ==========     =========    ========      =========    =========
Combined Summarized
  Statements of Operations
   Revenues                $270,229    $  261,105     $ 231,319     $22,405     $  514,829    $ 116,236
                           ========    ==========     =========    ========     ==========    =========
   Operating loss           (15,403)      (90,335)      (18,472)     (3,222)      (112,029)     (77,595)
                           ========    ==========     =========    ========     ==========    =========
   Extraordinary items      213,448             -             -           -              -            -
                           ========    ==========     =========    ========     ==========    =========
   Net income (loss)         90,640      (136,589)      (22,107)     (1,943)      (160,639)    (108,082)
                           ========    ==========     =========    ========     ==========    =========

*2001 IS COMPRISED PRIMARILY OF JCC. DUE TO THE CHARGES WE RECORDED IN FOURTH
 QUARTER 2000, WE DID NOT RECORD OUR SHARE OF JCC'S OPERATING RESULTS IN FIRST QUARTER 2001, WHICH INCLUDED AN EXTRAORDINARY GAIN ARISING FROM THE CONSUMMATION OF THAT ENTITY'S BANKRUPTCY REORGANIZATION PLAN.

Our Investments in and advances to nonconsolidated affiliates are reflected in the accompanying Consolidated Balance Sheets as follows:


                                                                 2001       2000
                                                              -------    -------
Investments in and advances to nonconsolidated affiliates
  Accounted for under the equity method                       $78,222    $80,439
  Accounted for at historical cost                                177      5,167
  Available-for-sale and recorded at market value               1,065      1,075
                                                              -------    -------
                                                              $79,464    $86,681
                                                              =======    =======

In accordance with the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities," we adjust the carrying value of our available-for-sale equity investments to include unrealized gains or losses. A corresponding adjustment is recorded in the combination of our stockholders' equity and deferred income tax accounts.

NOTE 16--SUBSEQUENT EVENTS

ADOPTION OF STATEMENT OF FINANCIAL ACCOUNTING STANDARDS NO. 142

    We adopted SFAS No. 142, "Goodwill and Other Intangible Assets," effective January 1, 2002. SFAS No. 142 provides new guidance regarding the recognition and measurement of intangible assets, eliminates the amortization of certain intangibles and requires annual assessments for impairment of intangible assets that are not subject to amortization.

    We completed our implementation review of the goodwill and other intangible assets arising from our prior acquisitions during first quarter 2002 and determined that non-recurring impairment charges of $91.2 million, net of tax benefits of $2.8 million, were required. These charges relate to goodwill and the trademark acquired in our 1999 acquisition of Rio. Since the acquisition of Rio, competition has intensified in the market and Rio has greatly reduced its emphasis on international high-end table games play, a significant component of its business at the time of the acquisition. We determine the fair value of an operating unit as a function, or multiple, of earnings before interest, taxes, depreciation and amortization ("EBITDA"), a common measure used to value and buy or sell cash intensive businesses such as casinos. The calculated multiple for Rio indicated that the fair value of the property, based on an EBITDA indicator, fell short of the carrying value, and recognition of an impairment of $86 million of goodwill was appropriate. The fair value of the Rio trademark was assessed by applying a "relief from royalty" methodology, which ascribed a value to the trademark derived as the present value of a percentage of forecasted future revenues. Because the Rio has not sustained the level of revenues assumed in the original computation to assign a value to the trademark, future revenue assumptions were reassessed and it was determined that the fair value of the trademark was $5.2 million, net of tax benefit of $2.8 million, less than the carrying value. Rio's tangible assets were assessed for impairment applying the provisions of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," and our analysis indicated that the carrying value of the tangible assets was not impaired.

    With the adoption of SFAS No. 142, we ceased amortization of goodwill and other intangible assets that were determined to have an indefinite useful life. The table below depicts our results for the years ended December 31, 2001, 2000 and 1999 on a pro forma basis, as if SFAS No. 142 had been implemented at the beginning of the period.



                                                                            Year Ended December 31,
(In thousands, except per share amounts)                             2001            2000             1999
                                                              -----------     -----------      -----------


Reported income before extraordinary items                    $   208,990     $   (11,344)     $   219,503
Add back:  Goodwill amortization                                   19,581          18,460           14,537
Add back:  Trademark amortization                                   3,080           3,080            3,080
                                                              -----------     -----------      -----------
  Adjusted income before extraordinary items                      231,651          10,196          237,120
  Extraordinary items, net of income tax benefit
    of $13, $388 and $5,990                                           (23)           (716)         (11,033)
                                                              -----------     -----------      -----------
    Adjusted net income                                       $   231,628     $     9,480      $   226,087
                                                              ===========     ===========      ===========

Basic earnings per share:
  Reported income before extraordinary items                  $      1.84     $     (0.09)     $      1.74
  Goodwill amortization                                              0.17            0.16             0.12
  Trademark amortization                                             0.03            0.02             0.02
                                                              -----------     -----------      -----------
    Adjusted income before extraordinary items                       2.04            0.09             1.88
    Extraordinary items net                                             -           (0.01)           (0.09)
                                                              -----------     -----------      -----------
      Adjusted net income                                     $      2.04     $      0.08      $      1.79
                                                              ===========     ===========      ===========

Diluted earnings per share:
  Reported income before extraordinary items                  $      1.81     $     (0.09)     $      1.71
  Goodwill amortization                                              0.17            0.16             0.11
  Trademark amortization                                             0.02            0.02             0.02
                                                              -----------     -----------      -----------
    Adjusted income before extraordinary items                       2.00            0.09             1.84
    Extraordinary items, net                                            -           (0.01)           (0.09)
                                                              -----------     -----------      -----------
      Adjusted net income                                     $      2.00     $      0.08      $      1.75
                                                              ===========     ===========      ===========



ACQUISITION ACTIVITIES

HARVEYS. With our acquisition of Harveys, we assumed a $50 million contingent liability, which was dependent on the results of a referendum that was decided by the voters in Pottawattamie County, Iowa, in November 2002. The referendum, which re-approved gaming at racetracks and on riverboats for another eight years, passed and we paid an additional $50 million in acquisition costs in fourth quarter 2002.

    The Iowa Supreme Court issued an opinion in June 2002 that has the effect of reducing the gaming tax rate on gaming revenues earned by casinos at dog tracks operating in the state, including our Bluffs Run Casino. Casinos at dog tracks were taxed at a higher rate than the riverboat casinos operating in Iowa. The Court ruled this disparity as unconstitutional and opined that the casinos at dog tracks should be taxed at the same rate as the riverboat casinos. The riverboat tax rate is 20%. The Iowa Supreme Court denied the State's petition for rehearing and remanded the case to the Iowa District Court for determination of the appropriate relief, which may include the possible refund of taxes paid in prior periods. The State has appealed the Iowa Supreme Court's decision to the United States Supreme Court and in January 2003, the United States Supreme Court agreed to hear the case. We have followed the instructions of the Iowa Racing and Gaming Commission to pay taxes at the 20% rate for Bluffs Run for the period since the Iowa Supreme Court's ruling. However, given the uncertainty of this situation, we have continued to accrue gaming taxes at the 32% rate, and we will continue this practice until this matter is clarified and our ultimate tax exposure is known. Depending upon future changes in the gaming tax rate imposed by the Iowa legislature, an additional payment based on a multiple of the calculated annual savings may be due Iowa West Racing Association ("Iowa West"), the entity holding the pari-mutuel and gaming license for the Bluffs Run Casino and with whom we have a management agreement to operate that property. Any additional payment that may be due to Iowa West would increase goodwill related to our acquisition of Harveys.

JCC HOLDING COMPANY. On June 7, 2002, a subsidiary of the Company acquired additional common shares of JCC (see Note 15). This acquisition increased our ownership interest in JCC from 49% to 63% and required a change in our accounting treatment for our investment in JCC from the equity method to consolidation of JCC in our financial statements. We began consolidating JCC in our financial results on June 7, 2002. We paid $18.3 million ($10.54 per share) for the additional ownership interest in JCC and we purchased approximately $45.8 million of JCC's Senior Notes.

    On December 10, 2002, we acquired the remaining shares of JCC common stock for $10.54 per share, or a total of approximately $54 million. We also assumed JCC's outstanding debt that we did not already own of approximately $29.3 million par value. We subsequently retired all of JCC's Senior Notes.

    We expect to complete the purchase price allocation arising from our acquisition of the additional ownership of JCC by the end of the third quarter of 2003. Any difference between the purchase price of the additional interest and the fair value of the pro rata net identifiable assets acquired is expected to be assigned to an intangible asset, which will be amortized over the remaining life of the business pursuant to the agreements with the city and state under which the casino is operated.

LOUISIANA DOWNS. On December 20, 2002, we acquired a controlling interest in Louisiana Downs, a thoroughbred racetrack in Bossier City, Louisiana. The agreement gives Harrah's a 95% ownership interest in a company that now owns both Louisiana Downs and Harrah's Shreveport. We plan to install slot machines at the racetrack and expand and renovate the entertainment facility, which will be the only land-based gaming facility in northern Louisiana. Plans call for Louisiana Downs to offer approximately 900 slot machines by the time racing season begins in June 2003. We expect to open a new permanent facility with approximately 1,500 slot machines by June 2004.

    We paid approximately $75.6 million for the interest in Louisiana Downs and approximately $0.1 million of acquisition costs. The purchase price allocation of our acquisition of Louisiana Downs is in its early stages and is expected to be completed by fourth quarter 2003.

NOTE 17--QUARTERLY RESULTS OF OPERATIONS (Unaudited)


(IN THOUSANDS, EXCEPT                 FIRST        SECOND         THIRD       FOURTH
PER SHARE AMOUNTS)                  QUARTER       QUARTER       QUARTER       QUARTER           YEAR
                                   --------      --------    ----------     ---------     ----------
2001(1)
Revenues                           $867,176      $873,445    $1,007,778     $ 960,641     $3,709,040
Income from operations              144,526       141,732       160,592       134,115        580,965
Net income                           44,080        47,863        61,923        55,101        208,967
Earnings per share(3)
  Basic                                0.38          0.41          0.55          0.50           1.84
  Diluted                              0.38          0.40          0.54          0.49           1.81

2000(2)
Revenues                           $751,970      $841,614    $  914,192     $ 822,020     $3,329,796
Income (loss) from operations       100,100       136,338       176,103      (129,803)       282,738
Net income (loss)                    30,748        46,498        71,980      (161,286)       (12,060)
Earnings (loss) per share(3)
  Basic                                0.25          0.39          0.63         (1.41)         (0.10)
  Diluted                              0.25          0.39          0.61         (1.41)         (0.10)

(1) 2001 INCLUDES $22.5 MILLION IN PRETAX CHARGES FOR WRITE-DOWNS, RESERVES AND RECOVERIES AND $26.2 MILLION OF INCOME FROM DISPOSITIONS OF NONSTRATEGIC ASSETS AND THE SETTLEMENT OF A CONTINGENCY RELATED TO A FORMER AFFILIATE. 2001 ALSO INCLUDES OPERATING RESULTS FOR HARVEYS CASINO RESORTS FOR PERIODS AFTER ITS JULY 31, 2001, DATE OF ACQUISITION.

(2) 2000 REVENUES HAVE BEEN RESTATED TO REFLECT THE IMPACT OF IMPLEMENTING ACCOUNTING GUIDANCE ISSUED IN AND EFFECTIVE FOR FIRST QUARTER 2001 WHICH REQUIRES THE COST OF THE CASH-BACK COMPONENT OF THE COMPANY'S TOTAL REWARDS PROGRAM TO BE TREATED AS A REDUCTION OF REVENUES. PREVIOUSLY, THESE COSTS HAD BEEN TREATED AS A CASINO EXPENSE. 2000 INCLUDED RECOGNITION IN FOURTH QUARTER OF $220.0 MILLION IN PRETAX RESERVES FOR RECEIVABLES NOT EXPECTED TO BE RECOVERED FROM JCC HOLDING COMPANY AND ITS SUBSIDIARY, JAZZ CASINO COMPANY LLC, AND $39.4 MILLION IN PRETAX WRITE-OFFS AND RESERVES FOR OUR INVESTMENT IN, LOANS TO AND NET ESTIMATED EXPOSURE UNDER LETTERS OF CREDIT ISSUED ON BEHALF NATIONAL AIRLINES, INC. 2000 ALSO INCLUDED OPERATING RESULTS FOR PLAYERS INTERNATIONAL, INC. FOR PERIODS AFTER ITS MARCH 22, 2000, DATE OF ACQUISITION.

(3) THE SUM OF THE QUARTERLY PER SHARE AMOUNTS MAY NOT EQUAL THE ANNUAL AMOUNT REPORTED, AS PER SHARE AMOUNTS ARE COMPUTED INDEPENDENTLY FOR EACH QUARTER AND FOR THE FULL YEAR.

                          INDEPENDENT AUDITORS' REPORT



To the Board of Directors and Stockholders
Harrah's Entertainment, Inc.
Las Vegas, Nevada

We have audited the accompanying consolidated balance sheets of Harrah's Entertainment, Inc. and subsidiaries ("Harrah's Entertainment") as of December 31, 2001 and 2000, and the related consolidated statements of operations, stockholders' equity and comprehensive income (loss), and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of Harrah's Entertainment's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Harrah's Entertainment as of December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001, in conformity with accounting principles generally accepted in the United States of America.


/s/ Deloitte & Touche LLP

Las Vegas, Nevada
January 31, 2003